Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Larimar Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	457(h)	180,000(2)	$5.88(3)	$1,058,400(3)	0.0001102	$116.64

Total Offering Amounts					$1,058,400		$116.64

Total Fee Offsets							0

Net Fee Due							$116.64

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover an indeterminate number of additional shares of common stock, par value $0.001 per share (“Common Stock”), of Larimar Therapeutics, Inc. (the “Registrant”) issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents shares of Common Stock that are issuable upon the exercise of a stock option award granted on February 7, 2023 to a newly-hired employee of the Registrant as an inducement material to such employee’s acceptance of employment with the Registrant.

(3)

Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated on the basis of the exercise price of the inducement stock option award.